Exhibit 99.1

TELENAV REPORTS THIRD QUARTER FISCAL 2012 FINANCIAL RESULTS

Sunnyvale, Calif. – April 26, 2012 – TeleNav, Inc. (NASDAQ:TNAV), the leader in personalized navigation, today announced its financial results for the third quarter of fiscal 2012 ended March 31, 2012.

Financial Highlights

•

Revenue for the third quarter of fiscal 2012 was $57.8 million, a 9% increase over $53.2 million recorded in the prior sequential quarter and a 1% increase over $57.1 million recorded in the third quarter of fiscal 2011. The third quarter of fiscal 2012 included approximately $5.0 million of revenue related to new mapping content for a large automotive customer; the comparable quarter in fiscal 2011 included approximately $6.6 million of automotive revenue recognized as a result of amendments to a customer agreement.

•

Revenue from strategic growth areas, which include automotive, enterprise location-based services (LBS), mobile advertising and commerce and premium LBS, was $15.0 million, which compares with $8.6 million in the prior sequential quarter and $10.8 million in the same quarter one year ago. Excluding the revenue related to new mapping content in the third quarter of fiscal 2012, strategic growth areas increased 15% over the prior sequential quarter. Strategic growth areas represented 26% of total revenue in the period, up from 16% in the prior sequential quarter.

•	International revenue for the third quarter of fiscal 2012 was $3.2 million, up 11% from $2.9 million in the prior sequential quarter, representing 5% of total revenue.

•

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) for the third quarter of fiscal 2012 was $14.2 million, which compares with $14.8 million in the prior sequential quarter. Ending cash and investments totaled $209.8 million as of March 31, 2012.

•

Total subscribers for March 2012 increased to 32.0 million, including 4.8 million freemium subscribers. Freemium products are free basic navigation services that can be monetized through paid upgrades to premium products, as well as through advertising.

HP Jin, president, CEO and co-founder of Telenav, said, “Telenav again delivered a solid financial quarter and continued to execute on its strategic and international growth initiatives. These together represented 31% of revenue in the quarter, further reducing customer concentration among U.S. carriers and setting the stage for continued healthy growth.”

Mr. Jin continued, “We are extremely excited about our increasing presence in the automotive market. Our built-in automotive navigation solution now is deployed on nine different Ford models, including vehicles shipping to South America. Over the second half of 2012, we expect volumes to grow significantly as Ford deploys our solution on an additional six models, bringing the total model count with

Ford to 15. In 2013, we expect to be shipping automotive solutions for another global auto maker through Delphi and to launch additional geographies and models with Ford outside the U.S. We currently are negotiating additional potential automotive design wins. We also believe we are well positioned to capitalize on the long-term potential of mobile local advertising, which leverages our growing user base, increasing engagement with our users through innovative new products such as Scout, and our rare ability to deliver customers to the front door of local merchants.”

Net income for the third quarter of fiscal 2012 was $7.4 million, or $0.17 per diluted share, which compares with net income of $11.2 million, or $0.25 per diluted share, for the third quarter of fiscal 2011. Non-GAAP net income for the third quarter of fiscal 2012 was $8.5 million, or $0.19 per diluted share, which compares with $12.2 million or $0.27 per diluted share in the third quarter of fiscal 2011. Non-GAAP net income excludes stock-based compensation expense net of the related tax effect.

Recent Business Highlights

•

Separately today, the company announced that Douglas Miller, 55, its chief financial officer since May 2006, will resign effective June 15, 2012, to take an extended sabbatical. He will be succeeded by Michael Strambi, 50, currently the company’s vice president of finance. Miller will remain with the company as a consultant for a period of time after his formal resignation to assure a continued smooth transition. Strambi joined Telenav as vice president of finance in November 2009. He has more than 20 years of experience in financial leadership roles for public and private companies.

•

The company announced that its Scout for Apps developer program is now open to all mobile and web developers. Scout for Apps gives developers an easy way to offer consumers free, turn-by-turn, voice-guided GPS navigation, directly from their app or website. It is the first HTML5, browser-based, voice-guided turn-by-turn GPS navigation service for mobile phones. Developers can integrate the service by simply adding one line of code, making it ideal for social, travel and shopping apps, or any other app or website that includes points of interest, places or addresses. Scout for Apps is ad-supported, or Telenav will work with developers to offer other flexible licensing options.

•

Telenav’s branded iPhone applications continued to be among the most highly ranked navigation apps (Scout was recently released in the Lifestyle category) for iPhone in both the paid and free categories, with over 3.3 million downloads as of March 31, 2012.

•

Telenav and MapmyIndia, India’s leader in digital maps, navigation and location-based services, together announced the launch of India’s first mobile app that offers house number search and navigation on iPhones. MapmyIndia Navigator by Telenav provides award-winning, high-quality, voice-guided turn-by-turn GPS navigation, moving maps and access to millions of places for easy search and discovery.

Business Outlook

The company currently is in discussions related to its contract with Sprint, one of its largest customers. The contract expires as of December 31, 2012, however Sprint may terminate the obligations related to Telenav’s bundled navigation services beginning July 1, 2012, with 30 business days prior notice to Telenav. The company believes that these discussions, if successful, will likely result in modifications to the duration, financial terms, and promotion of Telenav’s services offered to Sprint customers under the contract, as well as a significant reduction in revenue from Sprint related to the bundles, beginning in the quarter ending June 30, 2012. Telenav believes that its services provide excellent value to Sprint subscribers and is hopeful that it will reach agreement on an amendment and extension of the contract in the quarter ended June 30, 2012. However, there can be no assurance as to what specific terms may be achieved or whether the parties will agree to any changes to the current contract. If no changes to the current contract are agreed to by the parties during the current quarter, revenue recognized from the Sprint bundle relationship will not be reduced in the June quarter of 2012; however, in the event that Telenav and Sprint agree to amend the agreement prior to June 30, 2012, Telenav anticipates that revenue for the three months ending June 30, 2012 would be materially impacted. In the quarter ended March 31, 2012, Sprint represented 35% of the company’s total revenue.

For the fourth fiscal quarter ending June 30, 2012, Telenav offers the following guidance, which assumes no impact in the quarter from any potential amendment of its current agreement with Sprint and is predicated on management’s judgments.

For the fourth quarter of fiscal 2012 ending June 30, 2012:

•	Total revenue is expected to be $52 to $54 million;

•	Revenue from strategic growth areas and international is expected to be in the range of $14-$15 million:

•	Gross margin is expected to be in the range of 76% to 77%;

•	Non-GAAP operating expenses are expected to be $31 to $32 million, and exclude approximately $1.6 million in stock-based compensation expense;

•	GAAP net income is expected to be $5 to $6 million;

•	GAAP diluted net income per share is expected to be $0.11 to $0.13;

•	Non-GAAP net income is expected to be $6 to $7 million;

•	Non-GAAP diluted net income per share is expected to be $0.13 to $0.15;

•	Effective tax rate for the quarter is expected to be approximately 37%;

•	Weighted-average diluted shares outstanding are expected to be approximately 44 million.

The above information concerning guidance for the fourth fiscal quarter ending June 30, 2012 represents Telenav’s outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call

The company will host an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET) today. To access the conference call, dial 888-277-7060 (toll-free, domestic only) or 913-312-0936 (domestic and international toll) and enter passcode 4659641. The webcast will be accessible on Telenav’s investor relations website at http://investor.telenav.com/. A replay of the conference call will be available beginning approximately two hours after its completion through May 10, 2012, 5:00 p.m. PT. To access the replay, please dial 888-203-1112 (toll-free domestic only) or 719-457-0820 (international or domestic toll) and enter passcode 4659641.

Use of Non-GAAP Financial Measures

Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as net income and earnings per share information included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures: Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants.

Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income. Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of the tax effect of the GAAP stock compensation expenses that are being eliminated to arrive at the non-GAAP expenses. Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash charges and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning Telenav’s anticipated or assumed future financial results, shares outstanding and anticipated business activities. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the risks associated with the renewal or amendment, if any, of our agreement with Sprint, the terms of such renewal or amendment being adverse as it relates to future revenue, duration and other terms; fluctuations in Telenav’s quarterly and annual operating results; Telenav’s dependence on Sprint, AT&T, and Ford for a substantial majority of its revenue; changes in the contractual relationships with AT&T and other wireless carriers to whom Telenav provides services, as have occurred in the past; automotive equipment suppliers (“OEMs”) and consumer acceptance of Scout by TeleNav, Scout for Cars and other Scout applications; Telenav’s success in achieving additional design wins from OEMs and auto manufacturers and the delivery dates of automobiles with Telenav’s products incorporated; competition from other market participants who may provide comparable services to subscribers without charge; Telenav’s short history in the automotive navigation market; continued production of vehicles with and adoption by auto buyers of Telenav’s products offered by Ford and the products offered by other automotive OEMs; the timing of new product releases and vehicle production by our automotive customers; Telenav’s ability to increase revenue from premium services; successful conversion of freemium users to paid subscribers; Telenav’s inexperience in the mobile advertising market; Telenav’s ability to estimate and sustain or increase its revenue and profitability; impact of foreign currency exchange rates; Telenav incurring losses; Telenav’s ability to attract, migrate and retain new wireless carriers and auto manufacturers and automotive OEMs; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting standards which may have a significant, adverse impact upon Telenav’s financial results; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services and products; the impact of current or future intellectual property litigation and claims for indemnification and litigation related to U.S securities laws and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About Telenav, Inc.

Telenav’s mission is to help make people’s lives easier, less stressful, more fun, and more productive while they are on the go. Our personalized navigation services help people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive. Each day, approximately 32 million people have access to personalized navigation that we deliver to their mobile phones, developer applications, tablets, computers and cars. To date, we have scouted more than 1.5 billion personal journeys.

We aim to be everywhere people need us. Our partners are wireless carriers, automobile manufacturers and original equipment manufacturers (OEMs), app developers, advertisers and agencies, as well as enterprises large and small. Our partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sony, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile US, U.S. Cellular, Verizon Wireless and Vivo Brazil. You can also find us in mobile app stores and on the web at www.telenav.com and www.scout.me.

Follow Telenav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav

Contact:

John Swenson

Telenav, Inc.

408.990.1422

johnsw@telenav.com

Copyright 2012 Telenav, Inc. All Rights Reserved. “Telenav,” the Telenav logo, and “telenav.com” are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

TNAV-F

Telenav, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	June 30, 2011 *
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,635	$24,053
Short-term investments	182,179	179,257
Accounts receivable, net of allowances of $384 and $356, at March 31, 2012 and June 30, 2011, respectively	26,526	30,711
Deferred income taxes	1,676	2,951
Prepaid expenses and other current assets	13,431	9,654

Total current assets	251,447	246,626
Property and equipment, net	16,584	9,079
Deferred income taxes, non-current	1,607	1,589
Deposits and other assets	5,749	3,333

Total assets	$275,387	$260,627

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,577	$3,176
Accrued compensation	8,409	7,847
Accrued royalties	7,761	4,154
Other accrued expenses	6,687	4,308
Deferred revenue	26,880	48,490
Income taxes payable	1,703	49

Total current liabilities	54,017	68,024
Deferred rent, non-current	7,785	8
Other long-term liabilities	4,014	4,129
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 43,918 shares issued and 41,452 shares outstanding at March 31, 2012, and 42,984 shares issued and 41,823 shares outstanding at June 30, 2011	42	42
Additional paid-in capital	117,851	115,064
Accumulated other comprehensive income	419	537
Retained earnings	91,259	72,823

Total stockholders’ equity	209,571	188,466

Total liabilities and stockholders’ equity	$275,387	$260,627

*	Derived from audited consolidated financial statements as of and for the year ended June 30, 2011

Telenav, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue	$57,770	$57,110	$163,668	$156,232
Cost of revenue	14,793	12,739	35,054	30,419

Gross profit	42,977	44,371	128,614	125,813
Operating expenses:
Research and development	17,848	14,239	51,638	40,739
Sales and marketing	8,839	6,699	24,689	17,229
General and administrative	5,473	5,701	17,514	14,170

Total operating expenses	32,160	26,639	93,841	72,138

Income from operations	10,817	17,732	34,773	53,675
Interest income	403	309	1,156	576
Other income (expense), net	64	(4)	311	174

Income before provision for income taxes	11,284	18,037	36,240	54,425
Provision for income taxes	3,933	6,872	10,462	20,862

Net income	$7,351	$11,165	$25,778	$33,563

Net income per share
Basic	$0.18	$0.27	$0.62	$0.80
Diluted	$0.17	$0.25	$0.58	$0.75
Weighted average shares used in computing net income per share
Basic	41,454	41,919	41,412	42,063
Diluted	43,579	45,181	44,208	44,936

Telenav, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended March 31,
	2012	2011
	(unaudited)
Operating activities
Net income	$25,778	$33,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,025	7,449
Accretion of premium on short-term investments	3,416	1,500
Stock-based compensation expense	3,798	2,895
Write-off of capitalized software	—	691
Excess tax benefit from stock-based compensation	(799)	(513)
Changes in operating assets and liabilities:
Accounts receivable	4,185	9,569
Deferred income taxes	2,016	248
Prepaid expenses and other current assets	(3,763)	(5,885)
Other assets	(1,181)	919
Accounts payable	(27)	(35)
Accrued compensation	562	(215)
Accrued royalties	3,607	435
Accrued expenses and other liabilities	1,843	2,220
Income taxes payable	2,780	(361)
Deferred rent	8,852	(223)
Deferred revenue	(21,899)	60,734

Net cash provided by operating activities	35,193	112,991

Investing activities
Purchases of property and equipment	(13,058)	(4,074)
Additions to capitalized software	(1,649)	(884)
Purchases of short-term investments	(112,820)	(207,044)
Proceeds from sales and maturities of short-term investments	106,462	34,454
Acquisitions, net of cash acquired	(1,768)	—

Net cash used in investing activities	(22,833)	(177,548)

Financing activities
Proceeds from exercise of stock options	1,843	1,107
Repurchase of common stock	(11,322)	(9,734)
Excess tax benefit from stock-based compensation	799	513

Net cash used in financing activities	(8,680)	(8,114)

Effect of exchange rate changes on cash and cash equivalents	(98)	(73)

Net increase (decrease) in cash and cash equivalents	3,582	(72,744)
Cash and cash equivalents, at beginning of period	24,053	112,862

Cash and cash equivalents, at end of period	$27,635	$40,118

Supplemental disclosure of cash flow information
Income taxes paid	$6,870	$20,636

Telenav, Inc.

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands except for per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
GAAP net income	$7,351	$11,165	$25,778	$33,563
Stock-based compensation:
Cost of revenue	21	23	68	70
Research and development	623	502	1,863	1,420
Sales and marketing	312	291	846	671
General and administrative	351	320	1,021	734

Total stock-based compensation	1,307	1,136	3,798	2,895
Tax effect of adding back stock-based compensation	(188)	(147)	(499)	(310)

Non-GAAP net income	$8,470	$12,154	$29,077	$36,148

Non-GAAP net income per share
Basic	$0.20	$0.29	$0.70	$0.86
Diluted	$0.19	$0.27	$0.66	$0.80
Weighted average shares used in computing non-GAAP net income per share
Basic	41,454	41,919	41,412	42,063
Diluted	43,579	45,181	44,208	44,936